Exhibit 99.2
Lightbridge, Inc. and Payment Services Interactive Gateway Corp.
Jointly Announce
Lightbridge’s Intent to Acquire Shares of PSiGate
Lightbridge to Expand Authorize.Net’s Payment Offerings into Canada
Marlborough, MA / Mississauga, ON, April 23, 2007 — Lightbridge, Inc. (NASDAQ: LTBG) and Payment Services Interactive Gateway Corp. (PSiGate)(TSXV:PSG), jointly announced today that they have entered into a non-binding letter of intent (LOI) whereby Lightbridge will acquire all of the outstanding shares of PSiGate of Mississauga, Ontario. Lightbridge and PSiGate also entered into an agreement providing for exclusivity until June 15, 2007.
The LOI provides that the acquisition will be an all cash transaction valued at approximately C$1.55 per share with maximum consideration of C$17.825 million. The LOI also provides that the acquisition is subject to customary closing terms and conditions. Total revenue for PSiGate was approximately C$4.2 million for its fiscal year ended December 31, 2006.
Bob Donahue, Lightbridge President and CEO, stated, “We are pleased to have signed this letter of intent with PSiGate. Their secure transaction processing platform services the Canadian and US markets, and the acquisition is a major step towards our goal of expanding our payment processing capability outside the US. In addition, the PSiGate platform brings us one step closer to our strategic vision of offering one-stop shopping for our merchants by being able to support their internet commerce needs in the US and Canada.”
Anthony Palumbo, President and CEO of PSiGate added, “We are looking forward to becoming part of Authorize.Net, one of the industry’s leading online payment processing services. The blending of the two companies is a natural and complementary fit, which we believe creates a strong single entity well positioned to meet the credit card processing needs for merchants across the US and Canadian markets.”
About Lightbridge and Authorize.Net
Lightbridge’s (http://www.lightbridge.com) payment processing business, Authorize.Net provides secure, reliable, Internet Protocol (IP)-based payment gateway solutions that enable merchants to authorize, settle and manage electronic transactions anytime, anywhere, via web sites, at retail, mail order/telephone order (MOTO) call centers and on wireless devices. In addition to its payment solutions, Authorize.Net offers extensive value-add products and services designed to help merchants manage their business, fight fraud, and improve profitability. Authorize.Net is sold through an extensive network of distribution partners that offer its industry leading payment services to their merchant customers.
About PSiGate
PSiGate (www.psigate.com) empowers businesses on the Internet by providing secure, cost-effective and trusted e-commerce solutions. PSiGate provides an easy and seamless interface to new or existing online storefronts, offering a reliable means of both real-time and batch payment collection and financial transaction processing. PSiGate provides Internet Merchant Accounts (Merchant IDs) for North American based businesses. As at the date of this press release, the Company has 10,554,469 common shares outstanding.
AUTHORIZE.NET, LIGHTBRIDGE, the Lightbridge logo are registered trademarks of Lightbridge, Inc. All other marks are the property of their respective owners.
Forward-looking Statements
Certain statements in this news release that are not historical facts, including, without limitation, those relating to the Company’s strategic vision, goals, products, services, markets, and growth prospects including, without limitation, its goal of expanding its payment processing capability outside the U.S., its strategic vision of providing one-stop shopping to merchants, and the market position of the combined Lightbridge and PSiGate entity are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of the management of the company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, (i) the Company’s revenue concentration in the payment processing business, (ii) continuing rapid change in the payment processing industry and other markets in which the Company does business that may affect both the Company and its customers, (iii) the impact of competitive products, services and pricing on both the Company and its products and services, (iv) market acceptance of the Company’s new or enhanced products, services, technologies, including the PSiGate’s products and services, (v) current and future economic conditions generally and particularly in the payment processing industry, (vi) uncertainties about the Company’s ability to execute on, and about the impact on the Company’s business and operations of, its objectives, plans or strategies as a result of potential technological, market or competitive factors, (vii) the impact of compensation expense, restructuring, asset impairment and other charges on the Company’s business and operations, (viii) integration, employee retention, recognition of cost and other benefits and revenue synergies, and other risks associated with acquisitions, including the acquisition of PSiGate (ix) the industry risks associated with Authorize.Net’s business and operations including, without limitation, illegal or improper uses of Authorize.Net’s payment system, unauthorized intrusions and attacks on Authorize.Net’s payment system that may impair the operation of its payment systems, changes in or failures to comply with credit card association rules and governmental regulations, changes in the application of existing laws and the impact of new laws, and dependence on relationships with resellers, certain financial institutions and third party payment processors, and (x) the factors disclosed in the Company’s filings with the U.S. Securities and Exchange Commission including, without limitation, its Annual Report on Form 10-K, and other public filings. The Company undertakes no obligation to update any forward-looking statements.
The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.
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For more information on Lightbridge, Inc. please contact Lynn Ricci at 508-229-3216 or lricci@lightbridge.com or access our websites at http://www.lightbridge.com or http://www.authorize.net.
For more information on Payment Services Interactive Gateway Corp. please contact Anthony Palumbo at (905) 567-4000, ext. 241.